                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)


     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [X] Preliminary Proxy Statement       [X] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                 EUROMED, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies: N/A

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     (2) Aggregate number of securities to which transaction applies: N/A

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
       N/A
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                 EUROMED, INC.
                            WILHELMINAKANAAL NOORD 6
                             NL 4902 VR OOSTERHOUT
                                THE NETHERLANDS

                                 April 30, 1997

Dear Stockholder:


     You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of EuroMed, Inc., a Nevada corporation ("EuroMed"), to be held at 10:00 a.m., local time, on May 26, 1997, at Grosvenor House London, 86 Park Lane, London WIA 3AA, England. The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. We have enclosed a copy of EuroMed's Annual Report for the fiscal year ended December 31, 1996.


     Directors and officers of EuroMed are expected to be present to help host the Meeting and to respond to any questions that our stockholders may have. I hope that you will be able to attend.

     EuroMed's Board of Directors believes that a favorable vote on each of the matters to be considered at the Meeting is in the best interest of EuroMed and its stockholders and recommends a vote "FOR" each such matter. Accordingly, we urge you to review the attached material carefully and to return the enclosed Proxy promptly. Whether or not you plan to attend the Meeting, you may vote in person if you wish, even though you have previously returned your proxy. It is important that your shares be represented and voted at the Meeting.

     On behalf of your Board of Directors, thank you for your support.

                                        Sincerely,

                                        Robert W. L. Veldman,
                                        Chief Executive Officer and President

                 CONFIDENTIAL -- FOR USE OF THE COMMISSION ONLY
                      (AS PERMITTED BY RULE 14(a)-6(e)(2))

                                 EUROMED, INC.
                            Wilhelminakanaal Noord 6
                             NL 4902 VR Oosterhout
                                The Netherlands

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1997


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of EuroMed, Inc. (the "Company") will be held at 10:00 a.m., local time, on May 26, 1997, at the Grosvenor House London, 86 Park Lane, London WIA 3AA, England, for the following purposes:


          (1) To elect five members of the Board of Directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified.

          (2) To approve the sale of Pluripharm International B.V., a subsidiary of the Company.

          (3) To ratify the selection of Killman, Murrell & Company, P.C. as independent public accountants for the Company for the fiscal year ending December 31, 1997.

          (4) Such other business as may properly come before the Meeting or any adjournments thereof.

     The close of business on April 18, 1997 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least 10 days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open for examination by any stockholder during ordinary business hours at the offices of EuroMed, Inc. at Wilhelminakanaal Noord 6, NL 4902 VR Oosterhout, The Netherlands.

     Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS PROVIDED. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                        By Order of the Board of Directors,

                                        Richard F. Dahlson
                                        Secretary
Dallas, Texas
April 30, 1997

                                 EUROMED, INC.
                            WILHELMINAKANAAL NOORD 6
                             NL 4902 VR OOSTERHOUT
                                THE NETHERLANDS

                                PROXY STATEMENT
                                      FOR

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 26, 1997


     This Proxy Statement is being first mailed on or about May 1, 1997 to stockholders of EuroMed, Inc., a Nevada corporation (the "Company"), by the Board of Directors to solicit proxies (the "Proxies") for use at the Annual Meeting of Stockholders (the "Meeting") to be held at 10:00 a.m., local time, on May 26, 1997, at the Grosvenor House London, 86 Park Lane, London WIA 3AA, England, or at such other time and place to which the Meeting may be adjourned (the "Meeting Date").


     The purpose of the Meeting is to consider and act upon (i) the election of five directors (constituting the entire Board of Directors) to serve until the next Annual Meeting of Stockholders and until their respective successors shall be elected and qualified, (ii) the approval of the sale of Pluripharm International B.V., a subsidiary of the Company ("Pluripharm"), (iii) the ratification of the selection of Killman, Murrell & Company, P.C. as independent public accountants for the Company for the fiscal year ending December 31, 1997, and (iv) such other matters as may properly come before the Meeting or any adjournments thereof.

     All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted (i) FOR the election of the persons named herein under "PROPOSAL I -- ELECTION OF DIRECTORS" as nominees for election as directors of the Company for the term described therein, (ii) FOR the sale of Pluripharm,
(iii) FOR the ratification of the selection of Killman, Murrell & Company, P.C. as independent public accountants for the Company for the fiscal year ending December 31, 1997 and (iv) at the discretion of the Proxy holders with regard to any other matter that may properly come before the Meeting or any adjournments thereof.

     Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly. The Proxy may be revoked at any time by providing written notice of such revocation to American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005, Attention: Donna Ansbro. If notice of revocation is not received by the Meeting Date, a stockholder may nevertheless revoke a Proxy if the stockholder attends the Meeting and desires to vote in person.

                       RECORD DATE AND VOTING SECURITIES

     The record date for determining the stockholders entitled to vote at the Meeting is the close of business on April 18, 1997 (the "Record Date"), at which time the Company had issued and outstanding 3,118,000 shares of common stock, par value $.01 per share (the "Common Stock"). The Common Stock is the only outstanding voting securities of the Company.

                                     QUORUM

     The presence at the Meeting, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock is necessary to constitute a quorum to transact all business to come before the Meeting.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     Five directors are to be elected, each director to hold office for a term of one year or until his successor shall have been elected and qualified. The Board of Directors has nominated the five persons named below to serve as directors. Three of the nominees, Messrs. Hinnen, Shelmire and Shuey, are currently members of the Board of Directors. In order to be elected a director, a nominee must receive a plurality of the votes of the shares of Common Stock present in person or represented by Proxy at the Meeting. Votes that are withheld and broker non-votes will be counted toward a quorum, but will not be counted in the election of directors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN (ITEM NO. 1 ON THE ENCLOSED PROXY CARD).

     Each of the nominees has indicated his willingness to serve as a member of the Board of Directors if elected; however, in case any nominee shall become unavailable for election to the Board of Directors for any reason not presently known or contemplated, the Proxy holders have discretionary authority to vote the Proxy for a substitute nominee or nominees. The following sets forth information as of April 16, 1997 as to the nominees for election at the Meeting, including their ages, present principal occupations, other business experience during the last five years, membership on committees of the Board of Directors and directorships in other publicly-held companies.

                  NAME                       AGE                  POSITION
                  ----                       ---                  --------
A. Francois Hinnen.......................    54     Chairman of the Board
Robert W. L. Veldman.....................    48     Chief Executive Officer and President
David Anderson...........................    41     Chief Financial Officer
Jesse Shelmire, IV.......................    39     Director
Robert A. Shuey, III(1)..................    42     Director

---------------

(1) Member of the Audit Committee and the Compensation Committee.


     A. Francois Hinnen, MSc has served as Chairman of the Board of the Company since November 18, 1995. Mr. Hinnen served as Chief Executive Officer of the Company from November 18, 1995 until October 31, 1996, and as President of the Company from November 18, 1995 until February 28, 1997, and has served, through a controlled company, as the Managing Director of Galenica B.V. ("Galenica") and Confedera B.V. ("Confedera") since January 1991. Mr. Hinnen has also served the Company as the chief pharmacist for Galenica and Confedera, which are wholly-owned subsidiaries of the Company organized under the laws of The Netherlands. Mr. Hinnen has 28 years experience as a certified pharmacist and 24 years business experience as an entrepreneur in the pharmaceutical industry. Mr. Hinnen graduated first of year in 1967 with a Masters in Mathematics and Natural Sciences, and in 1968 with a degree in Microbiology and Pharmacy from the University of Utrecht, The Netherlands. Mr. Hinnen was a member of the staff of the University of Nijmegen, The Netherlands, from 1969-1970.



     Robert W. L. Veldman, MSc has served as Chief Executive Officer of the Company since February 1997. Mr. Veldman has twenty-three years of related health care management experience. Before joining EuroMed, Mr. Veldman worked as director of business development at Merck, Sharp & Dohme B.V. in Haarlem from 1995 to 1997. Prior to that he worked as Pharmaceutical Director and Managing Director Hospital Division, Brocacef BV -- Maarssen from 1988 to 1995, as Director of European Operations, Centocor Europe BV -- Leiden from 1987 to 1988 and served as managing director and chief operating officer of Centrafarm Group NV -- Etten Leur from 1978 to 1987 and as an industrial pharmacist, Organon International BV -- Oss from 1975 to 1978.



     David Anderson has served as the Company's Chief Financial Officer since February 1997. Mr. Anderson brings fifteen years of healthcare experience in the United States, including experience in the home infusion drug market as well as the free standing and hospital based home nursing and equipment service businesses. Mr. Anderson served as western division vice president of Nurse Finders, Inc., a home health and medical staffing company, from 1995 to 1997 and served as director and senior vice president of operations for OptionCare, Inc., a home infusion therapy company, from 1993 to 1995. Prior to that, he founded and was an equity director and chief development officer for Earthstone, a division of EPIC Health Care Group, from 1990 to 1993, served as executive vice president of ABC Home Health, a privately held home health care company, from 1987 to 1990 and served as associate and district director for T-2 Medical Management, a home infusion therapy provider company, from 1985 to 1987.



     Jesse Shelmire, IV has served as a director of the Company since November 27, 1996. Mr. Shelmire has 15 years of experience in the investment banking and stock underwriting business. Upon graduating from the Warton School of Business he worked from 1981 to 1989, for Smith Barney, Inc. in their Dallas, Texas office. From 1989 to 1993, he served as the Portfolio Manager for Stonegates Securities, Inc. of Dallas, Texas where he managed $250 million of assets in equity and fixed income accounts, he served at Dillon-Gage Securities Corp. as Director of Corporate Finance from 1993 to 1995 and he served as Director of Corporate Finance for LaJolla Securities Corporation from 1994 to 1995. Mr. Shelmire currently serves as Managing Director of Investment Banking for First London Securities Corporation in Dallas, Texas.



     Robert A. Shuey, III has served as a director of the Company since June 1996. Mr. Shuey is employed by National Securities Corporation of Dallas, Texas as the Director of Corporate Finance. Prior to that, Mr. Shuey was with LaJolla Securities Corporation from 1994 to 1995 in the position of Director of Corporate Finance. Mr. Shuey was employed as Director of Corporate Finance by Dillon-Gage Securities Corp., an investment banking firm, from 1994 to 1995, and prior to that held the position of Senior Vice President, Corporate Finance, of Dickinson & Company, a brokerage firm. Mr. Shuey was Vice President of Rauscher Pierce Refnes, Inc. from June 1984 to September 1987. From May 1980 until June 1984, he was director of the corporate finance department and a Vice President of Institutional Equity Corporation. Prior to that time, Mr. Shuey was an associate in the corporate finance department of Salomon Brothers, Inc.


MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company and to act on matters requiring approval of the Board of Directors. It also holds special meetings when an important matter requires action by the Board of Directors between scheduled meetings. The Board of Directors met seven times and acted by unanimous written consent two times during 1996. During 1996, each member of the Board of Directors participated in at least 75% of all Board of Directors meetings during the period for which he was a director.

     The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. The functions of these committees, their current members, and the number of meetings held during fiscal 1996 are described below.

     Audit Committee. The Audit Committee makes recommendations to the Board of Directors regarding the appointment of independent auditors, reviews the plan and scope of any audit to the Company's financial statements and reviews the Company's significant accounting policies and related matters. Mr. Shuey currently is the sole member of the Audit Committee. The Audit Committee did not meet in 1996.

     Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors regarding the compensation of executive officers and the administration of the Company's 1995 Long-Term Incentive Plan. Mr. Shuey currently is the sole member of the Compensation Committee. The Compensation Committee did not meet in 1996.

     Nominating Committee. The Company does not have a nominating committee. The functions customarily performed by a nominating committee are performed by the Board of Directors as a whole.

                       PROPOSAL II -- SALE OF PLURIPHARM

     On March 26, 1997, the Board of Directors approved a five-point restructuring plan. This restructuring plan consisted of the following: (i) a settlement of all claims between the Company and A. Doets and N.T.P. Roozekrans, the former owners of Pluripharm International B.V. ("Pluripharm"), in consideration for which Messrs. Doets and Roozekrans would assign and deliver to the Company 850,000 shares of Common Stock (the "Settlement"); (ii) the sale of all of the capital stock of Pluripharm (the "Sale"); (iii) the give-back by Mr. Hinnen and his affiliates of 850,000 shares of Common Stock (the "Hinnen Give-Back"); (iv) the plan to repurchase in the open-market from time to time up to 300,000 shares of Common Stock (the "Repurchase Plan"); and (v) the undertaking of a new strategy of acquiring healthcare related companies or assets outside of The Netherlands, including possible purchases of health care companies or assets in the United States (the "New Strategy").


     Pursuant to a Settlement Agreement, dated as of April 3, 1997 (the "Settlement Agreement"), by and among the Company, Mr. Doets, Mr. Roozekrans and certain other parties, the Settlement was agreed to, and was subsequently closed. Accordingly, on April 18, 1997, 850,000 shares of Common Stock were returned to the Company and are no longer issued and outstanding.



     Pursuant to a Share Purchase Agreement, dated as of April 3, 1997 (the "Share Purchase Agreement"), by and among the Company, EuroMed Europe B.V. ("EuroMed Europe") and Mutarestes B.V. ("Mutarestes") (collectively, the "EuroMed Group") and Houdstermaatschappij Singultus B.V. I.O. ("Purchaser"), the EuroMed Group has agreed to sell to Purchaser all of the capital stock of Pluripharm, at a purchase price of approximately $2,800,000, consisting of a pre-closing dividend from Pluripharm to Mutarestes of approximately $400,000, and the payment at the closing of the Sale by Purchaser to the EuroMed Group of approximately $2,400,000 cash (the "Purchase Price"). The closing of the Sale is scheduled to occur on June 2, 1997, and is subject to the following conditions:
(i) receipt by the Company of a statement (the "Fairness Opinion") of the firm Paardekooper & Hoffman or a financial advisory firm of the same reputation, in which the value of Pluripharm is determined and in which it is declared that the Purchase Price is considered to be a fair consideration and a reasonably equivalent value to the EuroMed Group and its stockholders; and (ii) approval of the Sale by the stockholders of EuroMed (the "Stockholder Approval"). The Company has received the Fairness Opinion, a copy of which is attached hereto as Appendix A, and described below, and by this Proxy Statement is seeking to obtain Stockholder Approval.



     B.V. Wisteria ("Wisteria"), the holder of 1,923,130 shares of Common Stock (61.67% of the issued and outstanding shares of Common Stock) has entered into a Compensation Agreement with Purchaser (the "Compensation Agreement"), which provides, among other things, that Wisteria will take all actions within its powers as the majority stockholder of the Company to cause the Stockholder Approval to be received, and in the event Stockholder Approval is not received (due to an event within the power of Wisteria) or the Fairness Opinion is not furnished, in each case by or before May 27, 1997, and, as a result thereof, the Share Purchase Agreement is rescinded by the Company, Wisteria shall pay Purchaser 500,000 Dutch guilders. Mr. Hinnen, the controlling shareholder of Wisteria, has indicated that he will vote all shares of Common Stock owned by Wisteria in favor of the Sale, thereby assuring the approval thereof.



     EuroMed acquired Mutarestes (a holding company) and Pluripharm in July 1996 from personal holding companies owned by Messrs. Doets and Roozekrans, for a purchase price consisting of (i) 10 million Dutch guilders and (ii) 850,000 shares of Common Stock. The Company is taking this step primarily as a result of the changing pharmaceutical wholesale market in The Netherlands, which has resulted in significantly lowered prices and decreased margins, and the Company's inability to consolidate the Pluripharm operations into the Company's operations in The Netherlands. In the Company's 1996 financial statements, Pluripharm was considered as a discontinued operation. Further, there are no U.S. tax consequences or benefits from the loss on the Pluripharm transaction until the Company divests of its European subsidiaries. The Sale and the related Settlement will result in the Company recognizing a loss of approximately $3,200,000. Messrs. Doets and Roozekrans negotiated the Share Purchase Agreement on behalf of the Purchaser and may have a direct or indirect interest in, or may have provided other financial or non-financial assistance to, Purchaser.

     Simultaneously with the closing of the Share Purchase Agreement, the Hinnen Give-Back shall occur, after which time, and from time to time, the Company may purchase up to 300,000 shares of Common Stock in the open market pursuant to the Repurchase Plan. In addition, management is currently pursuing the New Strategy and is actively seeking and reviewing possible acquisition candidates, although no agreements have been entered into at this time. Management believes that the cash to be received in the Sale will allow the Company to pursue the New Strategy, with the intention of bringing greater value to the stockholders of the Company.


     The following is a table of certain selected financial data of EuroMed for the last five years of operations:


                                                                 FISCAL YEAR
                                        -------------------------------------------------------------
                                          1992         1993         1994         1995         1996
                                        ---------   ----------   ----------   ----------   ----------
                                          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE DATA)
Income Statement Data
  Sales...............................     $6,780      $12,470      $20,271      $32,978      $35,471
  Gross Profit........................        659        1,362        2,027        3,356        3,045
  Operating Profit (Loss).............        179          590          915        1,256         (297)
  Net Income (Loss) from Continuing
     Operations.......................        118          444          687          836         (481)
  Earnings (Loss) Per Share
     Continued Operations.............        .06          .22          .34          .42      $ (0.15)
     Discontinued Operations..........                                                          (1.00)
                                                                                              -------
       Total Earnings (Loss) Per Share
          Based on the weighted
            average number of shares
            outstanding of
            3,190,000.................                                                        $ (1.15)
Balance Sheet Data at Year End
  Inventory...........................     $  668      $ 1,460      $ 2,497      $ 4,719      $ 4,526
  Total Current Assets................        972        2,093        3,837        8,031       10,486
  Total Assets........................      1,131        2,342        4,375        8,845       11,674
  Current Liabilities.................      1,182        2,149        3,433        6,653        8,057
  Long-Term Debt......................        672          611          685        1,075           90
  Stockholders' Equity (Deficit)......       (723)        (418)         257        1,117        3,527
                                                                                              -------



     The following is a table of certain selected financial data for Pluripharm for the last four years of operations.



                                                                       FISCAL YEAR
                                                          -------------------------------------
                                                           1993      1994      1995      1996
                                                          -------   -------   -------   -------
                                                             (IN THOUSANDS OF U.S. DOLLARS)
Income Statement Data
  Sales.................................................  $21,065   $22,858   $31,539   $35,125
  Gross Profit..........................................    1,362     1,432     2,577     2,831
  Operating Profit......................................    1,595     1,547     2,160     1,939
  Net Income............................................    1,022       995     1,405     1,260

Balance Sheet Data at Year End
  Inventory.............................................       --   $ 1,059   $ 1,338   $ 1,458
  Total Current Assets..................................       --     5,652     8,801     6,812
  Current Liabilities...................................       --     5,591     8,728     5,508
  Long-Term Debt........................................       --        --        --        --
  Stockholders' Equity..................................       --        74       184     1,388

     The operating performance of Pluripharm has, however, declined since its acquisition by EuroMed. The operating results of Pluripharm on a semi-annual basis (Pluripharm was acquired by EuroMed on July 5, 1996) was as follows:



                                                                   SIX MONTHS ENDED
                                                            ------------------------------
                                                            JUNE 30,         DECEMBER 31,
                                                              1996               1996
                                                            ---------        -------------
                                                            (IN THOUSANDS OF U.S. DOLLARS)
Sales.....................................................   $17,704            $17,421
Gross Profit..............................................     1,527              1,304
Operating Profit..........................................     1,182                757
Net Income from Continuing Operations.....................       755                505



     This decline has continued into the first quarter of 1997, for which quarter management estimates sales at Pluripharm to be approximately $6.8 million and net income to be approximately $90,000.



     The fairness opinion sought by EuroMed with regard to the sale has been provided by Paardekooper & Hoffman of Amsterdam, The Netherlands, which is one of the top 10 largest accounting firms in The Netherlands. This firm was chosen by the parties in an arms-length transaction. EuroMed's management along with the Purchaser believes that this firm is qualified to research and render an opinion as to the fairness of the transaction. Paardekooper & Hoffman are the Dutch affiliate of Killman, Murrel & Company, P.C., the Company's independent public accountants for the fiscal year ending 1996. Further, Paardekooper & Hoffman was reimbursed for their work on EuroMed's 1996 year end audit and continue to serve the Company as an affiliate of the Company's independent auditor.


     [Summary of fairness opinion to come.]

     The fairness opinion issued is an opinion on the terms and price agreed upon by EuroMed and the Purchaser. Neither the terms nor the price have been set or negotiated by Paardekooper & Hoffman and in management's opinion the fairness opinion they have rendered is independent and substantiated by the facts as discovered.


     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for approval of the Sale. Abstentions and Broker Non-Votes will have the effect of votes against the Sale.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE SALE (ITEM NO. 2 ON THE ENCLOSED PROXY CARD).

                 PROPOSAL III -- INDEPENDENT PUBLIC ACCOUNTANTS

     On November 19, 1996, KPMG Accountants N.V. ("KPMG") resigned as EuroMed's independent public accountant. No report of KPMG for EuroMed contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. There have been no disagreements between KPMG and EuroMed as described in Item 304(a)(1)(iv) of Regulation S-K or events of the kind set forth in Item 304(a)(1)(v) of Regulation S-K.

     EuroMed provided KPMG with the above disclosures prior to filing a Current Report Form 8-K with the Securities and Exchange Commission. KPMG responded to the above disclosures by stating that they resigned as principal accountants for EuroMed because they believed that the control structure of EuroMed was not adequate to develop reliable financial statements. KPMG did not disclose to EuroMed specific concerns or problems.

     On February 20, 1997, EuroMed engaged Killman, Murrell and Company, P.C. ("Killman") as its independent public accountant. Prior to engaging Killman, EuroMed discussed with Killman the reason given by KPMG for its resignation. Killman has told EuroMed that it believes EuroMed has resolved the problems that led to KPMG's resignation. EuroMed provided Killman with the above disclosures prior to filing a Current Report on Form 8-K with the Commission and Killman did not file any response to such disclosures.

     The Board of Directors has selected Killman as independent auditors to examine the Company's accounts for the current fiscal year. It is expected that representatives of Killman will be present at the Meeting, will be available to respond to appropriate questions of stockholders and will have an opportunity to make a statement if they desire.


     Ratification of Killman as independent public accountants requires the vote of a majority of the votes represented and entitled to vote at the Meeting. Abstentions on this proposal may be specified and will have the same effect as a vote against such proposal. Broker non-votes will also have the effect as a vote against this proposal.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KILLMAN, MURRELL & COMPANY, P.C. AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997 (ITEM NO. 3 ON THE ENCLOSED PROXY CARD).


                               EXECUTIVE OFFICERS


     The executive officers of the Company are Messrs. Hinnen, Veldman and Anderson. Information regarding such persons is provided above under "Proposal I -- Election of Directors" above.


                PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

     The following table sets forth information with respect to beneficial ownership of Common Stock as of April 16, 1997 by (i) all persons known to the Company to be the beneficial owner of 5% or more of the Common Stock, (ii) each director of the Company, (iii) the chief executive officer and each of the Company's four other most highly compensated executive officers whose total annual compensation for 1996 based on salary and bonus earned during 1996 exceeded $100,000 (the "Named Executive Officers"), and (iv) all the Company directors and executive officers as a group. This table does not include shares of Common Stock that may be purchased pursuant to options not exercisable within 60 days of April 16, 1997. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


                                                             AMOUNT AND NATURE    PERCENT
                                                               OF BENEFICIAL         OF
                NAME OF BENEFICIAL OWNER                         OWNERSHIP         CLASS
                ------------------------                     -----------------    --------
A. Francois Hinnen,(1)...................................        1,923,130         61.68%
Robert W. L. Veldman,....................................               --            --
David Anderson...........................................               --            --
Jesse Shelmire, IV.......................................           14,000(2)          *
Robert A. Shuey, III.....................................           20,000(3)          *
Gregory A. Gaylor........................................          125,000          4.00%
Louis van den Reek.......................................               --            --
All directors and executive officers as a group (7
  persons)...............................................        2,082,130         66.78%


---------------

*   Less than 1%


(1) The 1,923,130 shares beneficially owned by Mr. Hinnen are owned directly through B.V. Wisteria, a Netherlands limited liability company, which company is owned by Pantapharma B.V., which is owned by Mr. Hinnen. Additionally, Mr. Hinnen holds the voting power over 22,000 shares through an irrevocable proxy which expires on June 30, 1997. Mr. Hinnen's address is Beekhuizenseweg 87, 6881 A G Velp, The Netherlands.



(2) Consists of warrants to purchase Common Stock, which warrants were issued in connection with the Company's initial public offering (the "Representatives Warrants"). In addition, First London Securities Corporation was issued 20,000 Representative Warrants, of which Mr. Shelmire disclaims beneficial ownership.

(3) Consists of 20,000 Representative Warrants. In addition, National Securities Corporation was issued 6,667 Representatives Warrants, of which Mr. Shuey disclaims beneficial ownership.


LITIGATION

     EuroMed, Inc. has filed two separate lawsuits against one of its directors, Gregory Alan Gaylor. The first, Case No. A366523, was filed against Mr. Gaylor and Mr. Robert Jansonius, a former director of EuroMed, in the State District Court of Clark County, Nevada on November 15, 1996. In the suit, the Company alleges that Mr. Gaylor acted improperly by diverting Company funds to improper uses, representing himself as having managerial authority over Company affairs, and making untrue statements regarding Company business. The Company seeks temporary and permanent injunctive relief prohibiting Mr. Gaylor from taking certain actions, and the Court has granted a temporary restraining order and has signed an order granting a preliminary injunction in the Company's favor. The Company is in the process of negotiating a settlement agreement with Mr. Jansonius.


     The second lawsuit against Mr. Gaylor was initiated on February 18, 1997 in Dallas, Texas in the United States District Court for the Northern District of Texas, and bears Civil Action No. 3-97CV0322-H. The lawsuit alleges that Mr. Gaylor violated Section 13(d) of the Securities Exchange Act of 1934, as amended, by failing to make necessary federal securities law filings upon his acquisition of more than a 5% beneficial interest in the Common Stock. In addition, the Company has requested injunctive relief and damages resulting from Mr. Gaylor's alleged disparagement of the Company and Mr. Gaylor's alleged interference with the Company's operations arising from his communications with the Company's investors, customers, stockholders and accountants.


EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid during the Company's last completed fiscal year to the Company's Chief Executive Officer and each of the Company's executive officers (other than the Chief Executive Officer) whose total annual salary and bonuses earned during the fiscal year ended December 31, 1996, exceeded $100,000:

                    MANAGEMENT COMPENSATION AND TRANSACTIONS

SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                  ANNUAL COMPENSATION                    COMPENSATION AWARDS
                                     ---------------------------------------------   ----------------------------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                                                        OTHER         OPTIONS/       ALL OTHER
            NAME/TITLE               YEAR   SALARY($)   BONUS($)   COMPENSATION($)    SARS(#)     COMPENSATION($)
            ----------               ----   ---------   --------   ---------------   ----------   ---------------
A. Francois Hinnen(1)                1996    $125,000     --             --             --              --
                                     1995    $125,000     --             --             --              --

---------------

(1) Mr. Hinnen contracts his services to Confedera and Galenica through Pantapharma B.V. See "Employment Agreements."

COMPENSATION OF DIRECTORS

     The Company pays $3,500 per quarter to its directors who are not employees or affiliates of the Company ("Independent Directors"). In addition, Independent Directors may receive options to purchase Common Stock under the Company's 1995 Long-Term Incentive Plan.

EMPLOYMENT AGREEMENTS


     Mr. Hinnen provides his services to Confedera B.V., a wholly-owned subsidiary of the Company ("Confedera"), through a management agreement ("Hinnen I Agreement") between Confedera and

Pantapharma B.V., a Netherlands private limited liability company ("Pantapharma"). Pursuant to the Hinnen I Agreement, Pantapharma has agreed to fulfill the duties assigned to a director of Confedera for a period commencing on January 1, 1995 through December 31, 1999, for which Confedera has agreed to pay Pantapharma a management fee of approximately $62,000, excluding sales tax, subject to review annually (with the understanding that the management fee shall be annually increased by a percentage equal to the price index figure for family consumption as determined by the Central Bureau of Statistics of The Netherlands). In addition, Confedera has agreed to reimburse Pantapharma for all business expenses incurred by Pantapharma for acting, in such capacity, including, an automobile allowance of approximately $.37 per kilometer. The Hinnen I Agreement is terminable by either party on at least one year prior written notice. In the event Confedera terminates the Hinnen I Agreement prior to the expiration of the term without cause (with cause being defined as: (i) failure by Pantapharma to fulfill its duties and obligations under the Hinnen I Agreement; (ii) Pantapharma has been adjudicated bankrupt or has been granted suspension of payment; or (iii) Pantapharma for a continuous period of thirteen weeks or more has not placed any staff at the disposal of Confedera for the execution of the Hinnen I Agreement), Pantapharma shall be entitled to continue to receive the management fee for the remainder of the term. In the event Pantapharma is unable to fulfill its duties and obligations under the Hinnen I Agreement for any reason, Pantapharma shall be entitled to receive the management fee for one-year thereafter.

     Mr. Hinnen provides his services to Galenica B.V., a wholly-owned subsidiary of the Company ("Galenica"), through a management agreement ("Hinnen II Agreement") between Galenica and Pantapharma. Pursuant to the Hinnen II Agreement, Pantapharma has agreed to fulfill the duties assigned to a director of Galenica for a period commencing on January 1, 1995 through December 31, 1999, for which Galenica has agreed to pay Pantapharma a management fee of approximately $62,000, excluding sales tax, subject to review annually (with the understanding that the management fee shall be annually increased by a percentage equal to the price index figure for family consumption as determined by the Central Bureau of Statistics of The Netherlands). In addition, Galenica has agreed to reimburse Pantapharma for all business expenses incurred by Pantapharma for acting in such capacity, including an automobile allowance of approximately $.37 per kilometer. The Hinnen II Agreement is terminable by either party on at least one-year prior written notice. In the event Galenica terminates the Hinnen II Agreement prior to the expiration of the term without cause (with cause being defined as: (i) failure by Pantapharma to fulfill its duties and obligations under the Hinnen II Agreement; (ii) Pantapharma has been adjudicated bankrupt or has been granted suspension of payment; or (iii) Pantapharma for a continuous period of thirteen weeks or more has not placed any staff at the disposal of Galenica for the execution of the Hinnen II Agreement), Pantapharma shall be entitled to continue to receive the management fee for the remainder of the term. In the event Pantapharma is unable to fulfill its duties and obligations under the Hinnen II Agreement for any reason, Pantapharma shall be entitled to receive the management fee for one-year thereafter.


     David Anderson provides his services to EuroMed through a management agreement between EuroMed and the Anderson Group, a sole proprietorship. This contractual relationship states that Mr. Anderson will be reimbursed for his Company related expenses and a $10,000 per month management fee. The term of this contract is for six months beginning February 15, 1996.



     Robert W.L. Veldman is supplying his services to the Company through a management contract with Beheer-en Beleggingsmaatschappij File B.V. ("Management Company"). His contract specifies that he will be the managing director of EuroMed Europe and its subsidiaries. Mr. Veldman is considered an employee of the Management Company and not of EuroMed. Mr. Veldman's compensation shall be 200,000 Dutch gilders per year (approximately $100,000) for all work done for the Company. He is also reimbursed 3,000 Dutch gilders (approximately $1,580) per month for expenses incurred on behalf of the Company. EuroMed Europe is to pay these amounts in 12 monthly payments upon invoicing by the Management Company over the term of this contract. The term of the management contract is one year from January 1, 1997 to December 31, 1997, and may be extended upon agreement of both parties. The management contract shall terminate if (i) EuroMed Europe files bankruptcy; (ii) a suspension of payment to the Management Company occurs; (iii) Mr. Veldman dies; or (iv) Mr. Veldman is ill or unable to work for 90 consecutive days.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee presently consists of one member, Mr. Shuey, who is an independent, nonemployee director. The Compensation Committee is committed to a strong, positive link between business, performance and strategic goals, and compensation and benefit programs.

OVERALL EXECUTIVE COMPENSATION POLICY

     The Company's compensation policy is designed to support the overall objective of enhancing value for the Company's stockholders by:

     - Attracting, developing, rewarding and retaining highly qualified and productive individuals.

     - Relating compensation to both Company and individual performance.

     - Ensuring compensation levels that are externally competitive and internally equitable.

     - Encouraging executive stock ownership to enhance a mutuality of interest with other stockholders.

     The following is a description of the elements of the Company's executive compensation and how each relates to the objectives and policy outlined above.

  Base Salary

     The Committee reviews each executive officer's salary annually. In determining appropriate salary levels, the Committee considers individual performance, internal equity, as well as pay practices of other companies relating to executives of similar responsibility.

     By design, the Committee strives to set executives' salaries at competitive market levels. The Committee believes maximum performance can be encouraged through the use of appropriate incentive programs. The Company's longterm compensation philosophy is that long-term incentives should be related to improvement in long-term stockholder value, thereby creating a mutuality of interest with stockholders. In furtherance of this objective, the Company intends to award to its executive officers stock options. Stock options encourage and reward effective management that results in long-term corporate financial success, as measured by stock price appreciation.

RATIONALE FOR CEO COMPENSATION

     Mr. Hinnen served as Chief Executive Officer of the Company from November 18, 1995 to October 31, 1996. His compensation package was designed to encourage short and long-term performance in line with the interests of the Company's stockholders. Mr. Hinnen's large stock ownership percentage as described elsewhere herein was a substantial incentive to perform in such a way to enhance stockholders' interest and returns. His base pay was $125,000 for 1995 and $125,000 for 1996. The Committee believes Mr. Hinnen's total compensation was competitive in the external marketplace and reflective of Company and individual performance. The factors which the Committee considered in determining Mr. Hinnen's base salary for 1996 were those mentioned above for other executive officers. Mr. Hinnen was not paid an incentive or granted any options under the Company's 1995 Long-Term Incentive Plan.

     Mr. Robert Jansonius, a former director of the Company, and Mr. Shuey served as temporary Co-Chief Executive Officers of the Company from October 31, 1996 to, in the case of Mr. Jansonius, December 5, 1996, and in the case of Mr. Shuey, February 28, 1997. Messrs. Shuey and Jansonius were not compensated for serving in such capacities, but were reimbursed for certain expenses incurred in connection therewith.

     The Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     This report is submitted by the sole member of the Compensation Committee as of the end of the 1996 fiscal year.

     Robert A. Shuey, III

STOCK PERFORMANCE CHART


     The following chart compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock from March 19, 1996 (the date of the Company's initial public offering) through December 31, 1996, with the cumulative total return on the indices. The comparison assumes $100 was invested immediately prior to such period in Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The Company's classification category is SIC number 512. Dates on the following chart represent the last day of the indicated fiscal year. The Company paid no dividends during such period.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

        MEASUREMENT PERIOD            EUROMED, INC.
      (FISCAL YEAR COVERED)                 .           INDUSTRY INDEX      BROAD MARKET
3/31/96                                        100.00             100.00             100.00
6/31/96                                        086.79             104.42             104.49
9/30/96                                        067.92             113.27             107.72
12/31/96                                       009.43             118.73             116.70

CERTAIN BUSINESS RELATIONSHIPS

     Confedera has had a business relationship with International Procurement Agency B.V. ("IPA"), a Netherlands based development agency procurer for the export of pharmaceutical, since July 1994 and entered into a Cooperation Agreement with IPA on July 10, 1995. Under the Cooperation Agreement, IPA is primarily responsible for the financial, administrative and logistical activities concerning the sale of pharmaceutical products and medical consumer goods and Confedera is responsible for purchasing the pharmaceutical products and medical consumer goods, quality control and the legal documentation pertaining thereto. The Cooperation Agreement further provides that (i) the parties will equally split the profits and losses of their activities, except that Confedera will receive 66% of the profits (and assume the same percentage of the losses) for customers located by Confedera, and (ii) as long as Confedera's prices for goods are competitive,

IPA will purchase pharmaceutical and medical consumer goods exclusively from Confedera, although Confedera shall be entitled to sell the pharmaceutical and medical consumer goods on a non-exclusive basis. Mr. Hinnen owns approximately 33% of the capital stock of Gentrade B.V., which owns 100% of the capital stock of IPA. Mr. Hinnen had contracted with Gentrade B.V. to acquire an additional 32% of the capital stock of the Company on or before June 1, 1996, under certain conditions. These conditions were not met at that time, therefore, Mr. Hinnen did not acquire this percentage. Further, Mr. Hinnen has a continuing option to purchase another 35% of Gentrade B.V. if offered by the owner of this stock. The Company believes that all transactions between IPA and Confedera have been, and will be, on an arms-length basis.


     Mr. Hinnen is the sole owner of the Rhedense Apotheek, a pharmacy located in Rheden, The Netherlands. In 1994, 1995 and 1996, Rhedense Apotheek purchased an aggregate of $1,096,000, $1,492,000 and $1,365,941, respectively, of pharmaceutical products from Galenica. The Company believes that all transactions between Rhedense Apotheek and Galenica have been, and will be, on an arms-length basis.



     Mr. Hinnen's brother is the sole owner of the Apotheek Neede, a pharmacy located in Neede, The Netherlands. In 1994, 1995 and 1996, Apotheek Neede purchased an aggregate of approximately $700,000, $994,000 and $1,358,683, respectively, of pharmaceutical products from Galenica. The Company believes that all transactions between Apotheek Neede and Galenica have been, and will be, on an arms-length basis.



     Mr. Hinnen's wife is the sole owner of Ariano Voorthuizen Beheer B.V. ("AVP"). On September 1, 1993, Galenica borrowed approximately $219,000 from AVP ("AVP Loan"). Interest on the AVP Loan was equal to the promissory note interest rate of Nederlandsche Bank N.V., plus 2%. The remaining principal balance of, and accrued but unpaid interest on, the AVP Loan was paid in full by Galenica in July 1995.


     Pursuant to a loan agreement dated February 1, 1995 between Galenica and Wisteria ("Wisteria Agreement"), of which Mr. Hinnen is the sole equity owner, Galenica borrowed approximately $421,000 from Wisteria. As of December 31, 1996, the principal balance of this loan had been paid in full.

     Since 1991, Pantapharma and Confedera have loaned or advanced money to each other on a "when needed", and "if available" basis. As of December 31, 1995, Confedera owed Pantapharma approximately $10,000 which has been since paid in full. Following the pay-off of the outstanding loan balance, Pantapharma and Confedera agreed to immediately discontinue such loan arrangement. As a condition to an amendment to the loan agreement between Confedera, Galenica and Bank MeesPierson, N.V. on November 9, 1995, Pantapharma agreed to loan to Confedera approximately $125,000.


     In February 1997, EuroMed Europe entered into a purchase agreement with Pantapharma, whereby EuroMed Europe purchased from Pantapharma all of the outstanding capital stock of Galenica Belgium, S.A., effective January 1, 1996.


     It is the policy of the Company that any future transactions with affiliated individuals or entities will be on terms no less favorable to the Company than are reasonably available from unrelated third parties, and any such affiliated transactions will require the approval of a majority of the independent directors.

SECTION 16 REQUIREMENTS

     Section 16(a) of the Exchange Act, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it with respect to fiscal 1996, or written representations from certain reporting persons, the Company believes that all filing requirements applicable to its officers, directors and persons who own more than 10% of a registered class of the Company's equity securities have been complied with, except that one Form 5 was filed to report two late Form 4 transactions for Mr. Hinnen, the late Form 3 filing for Wisteria, the direct owner of shares held indirectly by Pantapharma, which is owned by Mr. Hinnen, and eight late Form 4 transactions for Wisteria and Pantapharma. Additionally, Louis van den Reek failed to file a Form 3.

                             STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the Company consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered in the Proxy Statement and Proxy relating to the 1998 Annual Meeting of Stockholders, such proposals must be received by the Company, Attention: Secretary, at the address set forth on the first page of this Proxy Statement, no later than [NOT LESS THAN 120 CALENDAR DAYS IN ADVANCE OF DATE OF THE COMPANY'S PROXY STATEMENT RELEASED IN CONNECTION WITH THE PREVIOUS YEAR'S ANNUAL MEETING], in order to be included in the Company's proxy materials and form of proxy relating to that meeting. Stockholder proposals must also be otherwise eligible for inclusion.

                                 OTHER BUSINESS

     The Company does not intend to bring any business before the Meeting other than that described herein and at this date the Company has not been informed of any matters that may be presented at the Meeting by others; however, if any other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying Proxy will vote pursuant to such Proxy in accordance with their best judgment on such matters.

                                 MISCELLANEOUS


     All costs of solicitation of Proxies will be borne by the Company. In addition to solicitation by mail, the officers and employees of the Company may solicit Proxies by telephone or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse them for their out-of-pocket expenses incurred in connection therewith. The Company has engaged American Stock Transfer & Trust Company as proxy solicitor for approximately $1,500.


     The Annual Report to Stockholders of the Company, including financial statements for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. The Annual Report is not to be deemed part of this Proxy Statement.


     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON THE WRITTEN REQUEST OF SUCH PERSON ADDRESSED TO EUROMED, INC.,
ATTN: ROBERT W.L. VELDMAN, WILHELMINAKANAAL NOORD 6, NL 4902VR OOSTERHOUT, THE NETHERLANDS.


                                        By Order of the Board of Directors,

                                        Richard F. Dahlson
                                        Secretary

Dallas, Texas
April 30, 1997

                                   EUROMED, INC.

                           ANNUAL MEETING OF STOCKHOLDERS
                                    COMMON STOCK

        The undersigned hereby appoints David Anderson and Richard F. Dahlson, each with power to act without the other and with full power of substitution, as Proxies to represent and to vote, as designated on the reverse, all Common Stock of EuroMed, Inc. owned by the undersigned, at the Annual Meeting of Stockholders to be held at Grosvenor House London, 86 Park Lane, London WIA 3AA, England on Monday, May 26, 1997, at 10:00 a.m. local time, upon such business as may properly come before the meeting or any adjournment thereof including the following:


              (CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

--------------------------------------------------------------------------------
[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

--------------------------------------------------------------------------------

                       FOR ALL NOMINEES                                     NOMINEES:  A. Francois Hinnen
                       LISTED AT RIGHT            WITHHELD AUTHORITY                   Robert W. L. Veldman
                   (EXCEPT AS MARKED TO THE        TO VOTE FOR ALL                     David Anderson
                       CONTRARY BELOW)         NOMINEES LISTED AT RIGHT                Jesse Shelmire, IV
                                                                                       Robert A. Shuey, III


1. Election                 [ ]                           [ ]
   of Directors

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEES NAME IN THE SPACE BELOW:




--------------------------------------------------------------------------------

                                               FOR         AGAINST      ABSTAIN


2.  Approval of the sale of Pluripharm         [ ]           [ ]          [ ]
    International B.V.

3.  Ratification of the selection of           [ ]           [ ]          [ ]
    Killman, Murrell & Company, P.C.
    as independent public accountants
    to audit the Company's financial
    statements for the 1997 fiscal
    year.

4.  In their discretion on any other
    matter that may properly come
    before the meeting or any
    adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no specific direction is given, this proxy will be voted (i) for the election of the nominees for director, (ii) for approval of the sale of Pluripharm International B.V., (iii) for the ratification of the selection of Killman, Murrell & Company, P.C. as independent public accountants to audit the Company's financial statements for the 1997 fiscal year and (iv) at the discretion of the proxy holders with regard to any other matter that may properly come before the meeting or any adjournment thereof.

This proxy may be revoked prior to the exercise of the powers conferred by the proxy.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

PLEASE DATE, SIGN EXACTLY AS SHOWN HEREON AND MAIL PROMPTLY THIS PROXY IN THE ENCLOSED ENVELOPE.

Signature
         ----------------------------------------------------------------------
                                                     DATE                 , 1997
-----------------------------------------------------    -----------------
          (SIGNATURE IF HELD JOINTLY)

NOTE: Please date, sign exactly as shown hereon and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.